                                                                     Exhibit (g)






November 17, 1999

Amway Japan Limited
Tokyo, Japan

We agree to the inclusion in the Offer to Purchase for Cash by N.A.J. Co., Ltd. dated November 18, 1999 of N.A.J. Co., Ltd., of our report, dated October 16, 1998 (February 19, 1999 as to Note 1), on our audits of the financial statements of Amway Japan Limited as of August 31, 1997 and 1998 and for the three years in the period ended August 31, 1998.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU
Tokyo, Japan